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                                                                     EXHIBIT 11

                             Power One Inc.
                Statement regarding computation of pro forma
                           per share earnings
                   (In thousands, except per share data)


                                                                    Six months
                                            Year ended                ended
                                         December 31, 1996        June 30, 1997
                                         -----------------        -------------

Pro forma net income used to compute
 pro forma earnings per share ...........  $     2,869             $     2,568
Add interest on other liabilities
 converted to common stock (net of
 income taxes at statutory rates) .......           39                      21
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Pro forma net income for pro forma
 earnings per share .....................  $     2,908             $     2,589
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Computation of pro forma weighted average shares outstanding:

  Common shares outstanding .............   10,000,000              10,000,000
  Conversion of preferred stock to
   common stock .........................    1,427,599               1,427,599
  Conversion of other liabilities to
   common stock .........................       63,054                  63,054
  Dilutive effect of 1996 stock option
   grant after application of treasury
   stock method .........................      357,118                 428,542
  Dilutive effect of 1997 stock option
   grants after application of treasury
   stock method and assumed outstanding
   for all periods presented ............       27,656                  27,656
                                           -----------             -----------
  Number of shares used to compute pro
   forma earnings per share .............   11,875,427              11,946,851
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                                           -----------             -----------
  Pro forma earnings per share ..........  $       .24             $       .22
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